Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FIRST QUARTER 2014 RESULTS

(BURLINGAME, CA), May 15, 2014 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the first quarter ended March 31, 2014.  Effective as of January 1, 2014, the Company adopted an alternate method of accounting for non-refundable maintenance reserves and certain lessor maintenance costs.  In order to provide a meaningful comparison for first quarter 2014 results, the March 31, 2013 and December 31, 2013 results stated below and in the accompanying tables were calculated as if the new method of accounting were in effect throughout the applicable periods ending on those dates.

The Company reported net income of $0.4 million, or $0.23 per diluted share, for the first quarter of 2014, compared to net income of $3.8 million, or $2.41 per diluted share, for the first quarter of 2013.

Total revenues were $8.0 million for the first quarter ended March 31, 2014, compared to total revenues of $12.2 million for the same period a year ago.

Operating lease revenue was higher in the first quarter ended March 31, 2014, compared to the same period a year ago primarily as a result of increases in operating lease revenue from assets purchased during 2013 and 2014.  The effect of these increases was partially offset by the effect of assets that were on lease in the 2013 period but off lease in the 2014 period and the effect of assets sales during 2013.

Maintenance reserves revenue, which is recorded upon lease termination, was lower in the first quarter of 2014 compared to the same period a year ago.  The decrease was primarily due to the one-time accrual of revenue related to two aircraft that were returned in the first quarter of 2013.

The Company recorded a net gain from the sale of two aircraft in the first quarter of 2014 and recorded a net gain in the first quarter of 2013 from the sale of one aircraft.  During the first quarter of 2013, the Company also recorded other income of $0.5 million related to security deposits retained upon early termination of two leases following the lessee’s bankruptcy.

Total expenses increased by $0.8 million in the first quarter of 2014 as compared to the same period in 2013.

The Company’s maintenance expense was higher in the first quarter of 2014 compared to the same period of 2013, as a result of increases in maintenance performed by the Company on off-lease aircraft.

The Company’s interest expense was higher in the first quarter of 2014 than in the same period of 2013, primarily as a result of a higher average outstanding debt balance, the effect of which was offset by lower amortization of loan fees.

As of March 31, 2014, the Company’s portfolio consisted of six aircraft engines and forty-two aircraft, covering nine different aircraft types.  As of March 31, 2014, our customer base consisted exclusively of regional carriers – thirteen different airlines operating worldwide.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013(1)
Revenues and other income:
Operating lease revenue	$5,851	$4,900
Maintenance reserves revenue	1,676	6,529
Net gain on disposal of assets	392	218
Other income	84	550
	8,003	12,197
Expenses:
Maintenance costs	2,344	2,140
Depreciation	1,866	1,757
Management fees	1,327	1,096
Interest	1,307	1,066
Professional fees and other	635	603
	7,479	6,662
Income before income tax provision	524	5,535
Income tax provision	154	1,717
Net income	$370	$3,818
Earnings per share:
Basic	$0.24	$2.47
Diluted	$0.23	$2.41
Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,583,064	1,582,327

Summary Balance Sheet (Unaudited):	March 31, 2014	December 31, 2013(1)	March 31, 2013(1)
Total assets	$193,081	$164,634	$153,713
Total liabilities	$146,576	$118,499	$112,104
Stockholders’ equity	$46,505	$46,135	$41,609

(1)  Effective January 1, 2014, the Company adopted an alternate method of accounting for maintenance reserves and lessor maintenance obligations to: (i) recognize non-refundable maintenance reserves as liabilities for deposits against future maintenance reimbursements of maintenance reserves received in the normal course of ongoing leases; (ii) recognize reimbursements from such collected reserves as disbursements against the liability when claims are submitted for payment against previously collected maintenance reserves; (iii) reflect as liabilities non-refundable reserves received by the prior lessor upon acquisition of an aircraft which are claimable by the lessee when maintenance is performed; (iv) recognize as income non-refundable reserves not refunded to lessees upon termination of the lease and return of the aircraft to the Company in accordance with all lease return requirements; and (v) record lessor maintenance obligations as liabilities upon acquisition of an aircraft subject to a lease under which the Company assumes the prior lessor’s obligation to pay a portion of a first-time maintenance event. The selected financial information for the three months ended March 31, 2013 and as of December 31, 2013 reflects the retrospective application of the alternate method of accounting in accordance with ASC 250, Accounting Changes and Error Corrections.